Exhibit 99.1
Unaudited Selected Financial Data for PMI Mortgage Insurance Co. and Subsidiaries
The following table represents selected financial data from the consolidated financial statements of PMI
Mortgage Insurance Co. ("PMI") and subsidiaries. PMI is an Arizona corporation with administrative offices in
Walnut Creek, California. PMI is a monoline mortgage guaranty insurance company founded in 1972 and currently provides primary mortgage guaranty insurance on residential mortgage loans. PMI is a wholly-owned subsidiary of The PMI Group, Inc. ("TPG"), a publicly traded company (NYSE: PMI). PMI is licensed in 50 states, the District of Columbia, Guam, Puerto Rico and the Virgin Islands to offer mortgage guaranty insurance and is approved as a private mortgage insurer by Freddie Mac and Fannie Mae.

The accompanying financial data includes the accounts of PMI and its indirect and wholly-owned subsidiaries including: PMI Mortgage Insurance Ltd and its holding company, PMI Mortgage Insurance Australia
(Holdings) Pty Limited; PMI Mortgage Insurance Company Limited, an Irish mortgage insurance and credit enhancement company, and its holding company TPG Reinsurance Company Limited; PMI Mortgage Services
Co., a California corporation that provides underwriting services; and PMI Plaza, LLC, a Delaware limited liability company formed exclusively to hold title to and manage PMI Plaza, TPG's headquarters in Walnut
Creek, California. All material intercompany transactions and balances have been eliminated in the selected financial data and the consolidated financial statements.

PMI also has equity ownership interests in CMG Mortgage Insurance Company, a Wisconsin-domiciled mortgage guaranty insurer for loans originated by credit unions as well as CMG Reinsurance Company, a
Wisconsin-domiciled mortgage guaranty reinsurer, and CMG Mortgage Assurance Company, a Wisconsin corporation, that provides mortgage guaranty insurance on second mortgages written by credit unions
(collectively, "CMG MI").

In 2002 and prior years, PMI had equity ownership interests in Truman Capital Founders, LLC ("Truman") and
SPS Holding Corp. ("SPS"), whose subsidiary, Select Portfolio Servicing, Inc. ("Select Portfolio Servicing"), is
a servicer of single-family residential mortgages. Prior to June 30, 2004, SPS was known as Fairbanks Capital
Holding Corp. and Select Portfolio Servicing was known as Fairbanks Capital Corp. In 2002, PMI dividended its equity interests in Truman and SPS to TPG.
As of and for the Years Ended December 31,
2006
2005
2004
2003
2002
(Dollars in thousands)
(Unaudited)
Statement of Operations Data:
Revenues
Net premiums written
$745,586 $730,863 $677,989 $799,394 $613,450
Premiums earned $740,627 $712,604 $678,052 $615,624 $602,491
Net investment income 152,155 146,184 136,524 123,072 91,980
Equity in earnings from unconsolidated
subsidiaries
20,096 18,133 15,297 11,161 20,965
Net realized investment gains (losses) 7,095 2,463 3,575 2,328 1,186
Other income
20,116 22,530 33,473 40,333 39,126
Total revenues
940,089
901,914
866,921
792,518
755,748
Losses and Expenses
Losses and loss adjustment expenses 252,337 222,529 196,172 165,934 131,357
Amortization of deferred policy acquisition
costs
68,049 74,387 85,216 89,327 83,416
Other underwriting and operating expenses
(4)
167,043 166,715 159,485 140,665 115,846
Lease abandonment and relocation costs
(1)
- - - - 9,280
Litigation (recovery) settlement
(2)
(2,839) - (2,574) - 12,222
Interest expense
126 13 136 172 168
Total losses and expenses
484,716
463,644
438,435
396,098
352,289
Income before income taxes and cumulative
effect of a change in accounting principle 455,373 438,270 428,486 396,420 403,459
Income taxes
132,481 121,149 120,048 118,152 119,114
Income before cumulative effect of a change
in accounting principle
322,892
317,121
308,438
278,268
284,345
Cumulative effect of a change in accounting
principle
(3)
- - - - 7,172
Net income
$322,892 $317,121 $308,438 $278,268 $291,517
Balance Sheet Data:
Total assets $3,636,503 $3,612,831 $3,588,470 $3,331,379 $2,735,781
Reserve for losses and loss adjustment
expenses
$414,446 $368,742 $364,733 $347,663 $333,803
Shareholder's equity $2,348,721 $2,345,177 $2,386,949 $2,188,279 $1,887,328
(1) In Decemb er 2000, PMI executed a purchase agreement for a seven-story commercial building to serve as its new executive offices. The total purchase price was $74.0 million in cash. In connection with the relocation of its corporate headquarters in August
2002, PMI recognized a $12.2 million pre-tax charge related to lease abandonment and relocation costs in the second quarter of 2002.
The charge consisted of $8.3 million for the estimated loss on the abandonment of lease obligations, $1.7 million for the write-off of abandoned fixed assets, and $2.2 million for other relocation and employee retention expenses.

(2) On December 15, 2000, PMI announced that it entered into an agreement with the plaintiffs to settle the putative class action litigation Baynham et al. v. PMI Mortgage Insurance Company. To account for the settlement, PMI took a pre-tax charge of $5.7 million in the fourth quarter of 2000, a $1.5 million pre-tax charge in the third quarter of 2001, and an additional pre-tax charge of
$12.2 million due to an adverse ruling in December 2002 from PMI's litigation against its insurance carriers for coverage of costs and expenses incurred in the Baynham litigation and settlement. In relation to the Baynham class action litigation, PMI received a $2.6 million and $2.8 million pre -tax settlement refund, net of expenses, in 2004 and 2006, respectively.
(3) Effective January 1, 2002, PMI adopted SFAS No. 141, Business Combinations ("SFAS No. 141"), and SFAS No. 142, Goodwill
and Other Intangible Assets ("SFAS No. 142"). Under SFAS No. 142, any unamortized negative goodwill related to an excess of fair value over cost arising from business combinations completed before July 1, 2001 must be written off and recognized as a cumulative effect of a change in accounting principle upon the adoption of SFAS No. 142. Accordingly, PMI realized a $7.2 million gain for the remaining balance of negative goodwill in the first quarter of 2002, which was originally recorded in connection with the acquisition of PMI Mortgage Insurance Ltd in 1999.

(4) Effective January 1, 2006, PMI adopted SFAS No. 123R, Share-Based Payment. Other underwriting and operating expenses include $7.1 million (pre-tax) or $4.6 million (after tax) for stock option expenses and related stock based compensation expenses in
2006.